Exhibit 99.1

PRESS RELEASE

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: immediate

Cytec Shareholders Approve Merger with Solvay

November 24, 2015 – Woodland Park, NJ – Cytec Industries Inc. (CYT) announced today the voting results for its special meeting of common stockholders on the proposed merger with Solvay SA, a Brussels-based company. The proposal to approve the merger received support from 99.3% of the votes cast, with a total of 84.1% of outstanding shares voted.

As previously disclosed, the closing of the merger is subject to satisfaction or waiver of certain closing conditions, including receipt of approvals (or expiration of applicable waiting periods) under the HSR Act as well as foreign antitrust or competition laws in Brazil, the European Union, Israel, Japan, Mexico, South Korea, Turkey and Ukraine, the conclusion of the review by the Committee on Foreign Investment in the United States (CFIUS), receipt of written acceptance from the Department of Defense Security Service (DSS) of the parties’ commitment to enter into an arrangement to mitigate foreign ownership, control or influence (FOCI) and the requirement that the Directorate of Defense Trade Controls not have sent written notice objecting to the merger pursuant to the International Traffic in Arms Regulations (ITAR), among others. As previously disclosed, the waiting period under the HSR Act expired on September 24, 2015, and as of the date of this release, all applicable filings with respect to foreign antitrust or competition laws have been completed by Cytec and Solvay and the related conditions to closing in Israel, Mexico, South Korea, Turkey and Ukraine have been satisfied. In addition, the Company and Solvay are working with DSS on a detailed FOCI mitigation arrangement and the notice period applicable to the merger pursuant to ITAR expired on November 23, 2015.

Assuming timely satisfaction or waiver of the remaining closing conditions, we currently expect the closing of the Merger to occur in December 2015.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

© 2015 Cytec Industries Inc. All Rights Reserved.

PRESS RELEASE

For more information about Cytec please visit www.cytec.com.

For more information please contact:

Jodi Allen

Investor Relations

Tel: 1.973.357.3283

Jodi.allen@cytec.com

© 2015 Cytec Industries Inc. All Rights Reserved.